Exhibit 10.2

Amendment #8 to

the Convertible Security Funding Agreement

between

NioCorp Developments Ltd

And

Lind Asset Management IV, LLC

Issuer: Investor:	NioCorp Developments Ltd (the “Company”) Lind Asset Management IV, LLC (the “Investor”)

Recitals:	Whereas, Company and Investor have previously entered into that certain “Convertible Security Funding Agreement” dated December 14, 2015, as amended by Amendment #1 To Contract dated September 26, 2016, Amendment #2 To Contract dated December 29, 2016, Amendment #3 To Contract dated March 20, 2017, Amendment #4 To Contract dated April 21, 2017, and Amendment #5 To Contract dated June 1, 2017, Amendment #6 To Contract dated August 4, 2017, and Amendment #7 To Contract dated August 28, 2017 (hereinafter referred to as the “Contract”), and Company and Investor wish to further amend the terms and conditions of the Contract as hereinafter provided and to issue the Second Convertible Security as provided in the Contract, Company and Investor agree as follows:

Second Convertible Security Notice:	Upon signing this amending agreement (the “Amending Agreement”) by both parties, the Company will be deemed to have issued a valid Second Convertible Security Notice and the Investor will be deemed to have elected to subscribe for the Second Convertible Security under the Agreement for an amount of US$2,500,000.

Second Convertible Security Funded Amount:	US$2,500,000

Second Convertible Security Face Value:	US$3,000,000

Second Closing Fee:	US$75,000 (3%)

Second Warrants:

(the Funded Amount / VWAP per Share during the five (5) consecutive Trading Days immediately before the Second Closing Date) X 0.50, with an exercise price equal to 120% of the VWAP per Share for the five consecutive Trading Days immediately before the Second Closing Date.

Amount of Second Convertible Security:	The sum US$6,000,000 as it occurs in sections 2.1(e)(i) and 2.1(f)(iii) of the Contract is hereby reduced to US$2,500,000.

Term:

The definition of the word “term” as it appears in Section 1.1 of the Contract is hereby amended by adding the following new Section:

(e) In respect of the Convertible Securities issued pursuant to the Second Convertible Security Increase Notice and the Second Convertible Security Increase Notice from the Company (collectively the “Subsequent Second Convertible Securities”), the period commencing from the date of the Subsequent Second Convertible Security Closing or the Subsequent Second Convertible Security Closing at the Request of the Company (as applicable) and ending on the date that is the earlier of: (i) twenty-four (24) months from the date of the Subsequent Second Convertible Security Closing or the Subsequent Second Convertible Security Closing at the Request of the Company (as applicable); or (ii) thirty (30) calendar days after the date on which there is nil Amount Outstanding of said Subsequent Second Convertible Securities due to the Amount Outstanding having been fully converted and/or fully repaid (including with any applicable premium).

Second Convertible Security Increase Notice:	The amount referred to under section 2.1(i) of the Contract is hereby amended to US$1,000,000, which shall be the amount that the Investor may increase so long as any part of the Face Value of the Second Convertible Security remains outstanding

Second Convertible Security Increase Notice from the Company:

The following section is hereby added as new Section 2.1(k) to the Contract:

After 90 days following the funding of the Second Convertible Security, the Company may issue the Investor with a written notice requiring the Investor to increase the amount of the funding advanced under the Second Convertible Security (Second Convertible Security Increase Notice from the Company) and within thirty (30) Trading Days of the issue of the Second Convertible Security Increase Notice from the Company, the Investor will advance to the Company, subject to no prior or current Event of Default and provided that at such time (i) the Market Capitalisation of the Company is above C$75,000,000, and (ii) the Company has at least US$150,000 of cash on its balance sheet in immediately available funds a further US$1,000,000 (subject to any additional set off in this Agreement) with an implied interest rate of 10% per annum (being a Total Interest Amount of US$200,000 regardless of whether the Conversion and/or repayment of the entire Amount Outstanding for the Second Convertible Security occurs before the expiry of the Term, subject to clause 5.4) as additional consideration for the Second Convertible Security, the Face Value of the Second Convertible Security of which will increase by US$1,200,000 (representing a further funding amount of US$1,000,000 plus an implied interest amount of US$200,000) (the date on which such funds are received from the Investor by the Company constituting the Subsequent Second Convertible Security Closing at the Request of the Company);

Subsequent Funding at the Request of the Company Second Warrants

The following definition is added to Section 1.1 of the Contract:

Subsequent Funding at the Request of the Company Second Warrants  means that number of warrants to purchase Shares to which the Investor is entitled pursuant to the Subsequent Funding at the Request of the Company Second Warrants Calculation Formula, exercisable at the Warrants Exercise Price on or before the date falling thirty-six (36) months after their issue, granted in accordance with the terms and conditions set out in Annexure A.

Subsequent Funding at the Request of the Company Second Warrants Calculation Formula means the number (N) determined pursuant to the following formula:

(US$1,000,000 / VWAP per Share during the five (5) consecutive Trading Days immediately before the Subsequent Second Convertible Security Closing at the Request of the Company) X 0.50 = N.

The definition of “Warrants” in Section 1.1. is hereby replaced with the following:

Warrants means the First Warrants, the Subsequent Funding First Warrants, the Second Warrants, the Subsequent Funding Second Warrants and the Subsequent Funding at the Request of the Company Second Warrants (and Warrant means any single Warrant of any one of them).

The following replaces subsection (d) of the definition of “Warrant Exercise Price” in Section 1.1:

(d) for the Subsequent Funding Second Warrants or the Subsequent Funding at the Request of the Company Second Warrants, the price per Share equal to 120% of the VWAP per Share (in Canadian dollars) for the five (5) consecutive Trading Days immediately before the Subsequent Second Convertible Security Closing or the Subsequent Second Convertible Security Closing at the Request of the Company, as the case may be (provided that if the resultant VWAP number contains four or more decimal places, such number will be rounded to the nearest four decimal places) subject to all adjustments pursuant to this Agreement.

The following section is hereby added as new Section 3.2(f) to the Contract:

(f) Subsequent Second Convertible Security Closing at the Request of the Company (if it occurs), the Company shall grant to the Investor or Designated Warrant Holder the Subsequent Funding at the Request of the Company Second Warrants.

Expenses:	The Company shall make a non-refundable payment towards the Investor’s legal cost in the amount of US$10,000 to a law firm designated by the Investor on execution of this Amending Agreement.

Confidentiality: Miscellaneous:

The Company shall not disseminate or disclose this Amending Agreement or any content of this Amending Agreement in any way to any third party, other than (i) as may be required by law, and/or (ii) to its employees, agents, directors, attorneys, financial advisors and consultants that have a reasonable need to know such information. The obligations of the Company contained in this paragraph are binding on the Company, and shall survive the termination of this Amending Agreement.

Except as specifically set forth hereinabove, the Contract remains in full force and effect.

Capitalized terms used but not defined in this Amending Agreement have the meanings given to them in the Contract.

On and after the date of this Amending Agreement, any reference to “the Agreement” in the Contract and any reference to the Contract in any other agreement will mean the Contract as amended by this Amending Agreement.

This Amending Agreement becomes effective when executed by the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their perspective successors, legal representatives and permitted assigns.

This Amending Agreement shall be governed by, including as to validity, interpretation and effect, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

This Amending Agreement and the Contract shall be read and construed together as if they constituted one document, provided that if there is any inconsistency between the Contract and the provisions of this Amending Agreement, the provisions of this Amending Agreement shall govern.

The Parties agree that this Amending Agreement is a written instrument in writing as contemplated by Section 17.8 of the Contract.

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Agreed to and accepted this _23rd_ day of _January, 2018.

NioCorp Developments Ltd

By:	/s/ Mark A. Smith
Name:	Mark A. Smith
Title:	President & CEO

Lind Asset Management IV, LLC

By:	The Lind Partners, LLC
General Partner

By:	/s/ Jeff Easton
Name:	Jeff Easton
Title:	Managing Director